As filed with the Securities and Exchange Commission on June 6, 2013

Registration No. 333-187372

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 5

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARATANA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	38-3826477
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1901 Olathe Boulevard

Kansas City, KS 66103

(913) 951-2132

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Steven St. Peter, M.D.

President and Chief Executive Officer

Aratana Therapeutics, Inc.

1901 Olathe Boulevard

Kansas City, KS 66103

(913) 951-2132

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Peter N. Handrinos, Esq. B. Shayne Kennedy, Esq. Latham & Watkins LLP John Hancock Tower, 20th Floor 200 Clarendon Street Boston, MA 02116 (617) 948-6060	James A. Lebovitz, Esq. Dechert LLP 2929 Arch Street Philadelphia, PA 19104 (215) 994-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 5 is being filed to file and re-file certain exhibits to the Registration Statement on Form S-1 (333-187372) (the “Registration Statement”) and to update certain information in Item 13 of Part II of the Registration Statement. No change is made to the prospectus constituting Part I of the Registration Statement or Items 14, 15, 16(b) or 17 of Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and The NASDAQ Global Market listing fee.

Amount
Securities and Exchange Commission registration fee	$ 8,667
FINRA filing fee	10,030
Initial NASDAQ Global Stock Market listing fee	125,000
Accountants’ fees and expenses	617,543
Legal fees and expenses	1,430,000
Blue Sky fees and expenses	15,000
Transfer Agent’s fees and expenses	4,000
Printing and engraving expenses	230,000
Miscellaneous	60,665

Total expenses	$2,500,905

Item 14.	Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our bylaws provide that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our bylaws provide that we will indemnify any Indemnitee who was or is a party to or threatened to be made a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended, or Securities Act, against certain liabilities.

Item 15.	Recent Sales of Unregistered Securities.

Set forth below is information regarding shares of capital stock issued by us since our inception in December 2010. Also included is the consideration received by us for such shares and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

(a)	Issuances of Capital Stock

1.	On December 2, 2010, we issued an aggregate of 300,841 shares of our common stock to our two founders at a price per share of $0.0017 per share for aggregate gross consideration of $500.

2.	On December 27, 2010, we issued an aggregate of 9,999,999 shares of our Series A convertible preferred stock to five investors at a price per share of $1.00 for aggregate gross consideration of $9,999,999.

3.	On December 27, 2010, we issued an aggregate of 2,750,000 shares of our Series A-1 convertible preferred stock to one investor at a price per share of $2.00 for aggregate gross consideration of $5,500,000.

4.	On November 1, 2011, we issued an aggregate of 2,500,000 shares of our Series B convertible preferred stock to 20 investors at a price per share of $3.00 for aggregate gross consideration of $7,500,000.

5.	On December 2, 2011, we issued an aggregate of 70,833 shares of our Series B convertible preferred stock to five investors at a price per share of $3.00 for aggregate gross consideration of $212,499.

6.	On February 15, 2012, we issued an aggregate of 2,570,834 shares of our Series B convertible preferred stock to 23 investors at a price per share of $3.00 for aggregate gross consideration of $7,712,502.

7.	On December 28, 2012, we issued an aggregate of 2,349,541 shares of our Series C convertible preferred stock to 28 investors at a price per share of $4.00 for aggregate gross consideration of $9,398,164.

8.	On January 30, 2013 we issued an aggregate of 650,459 shares of our Series C convertible preferred stock to 26 investors at a price per share of $4.00 for aggregate gross consideration of $2,601,836.

9.	On February 11, 2013, we issued an aggregate of 43,112 shares of our Series C convertible preferred stock to two investors at a price per share of $4.00 for aggregate gross consideration of $172,448.

Each share of our convertible preferred stock is convertible into 0.601685 shares of our common stock.

No underwriters were involved in the foregoing sales of securities. The securities described in this section (a) of Item 15 were issued to investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act and Regulation D promulgated thereunder relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required. All purchasers of shares of convertible preferred stock described above represented to us in connection with their purchase that they were accredited investors and were acquiring the shares for their own account for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.

(b)	Grants and Exercise of Stock Options; Awards of Restricted Stock

1.	From our inception in December 2010 through April 17, 2013, we granted stock options to purchase an aggregate of 1,818,175 shares of our common stock with exercise prices ranging from $0.15 to $5.57 per share, to certain of our employees and directors in connection with services provided to us by such parties. As of April 17, 2013, options to purchase 1,165,055 shares of common stock had been exercised and options to purchase 508,981 shares of common stock remained outstanding at a weighted average exercise price of $0.30 per share.

2.	From our inception in December 2010 through May 22, 2013, we have issued an aggregate of 134,509 shares of our common stock to employees and directors in connection with awards of restricted stock pursuant to our incentive award plan for no cash consideration.

Upon the effective date of this registration statement, our board of directors expects to grant options to purchase 309,261 shares of our common stock at an exercise price equal to the initial public offering price in this offering and, on the day after such date, 11,883 shares of restricted stock pursuant to the Company’s 2013 Incentive Award Plan.

The stock options, the common stock issuable upon the exercise of such options and the common stock issued in connection with awards of restricted stock as described in this section (b) of Item 15 were issued pursuant to written compensatory plans or arrangements with our employees and directors, in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 701 promulgated under the Securities Act or the exemption set forth in Section 4(2) under the Securities Act and Regulation D promulgated thereunder relative to transactions by an issuer not involving any public offering. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

All of the foregoing securities are deemed restricted securities for purposes of the Securities Act. All certificates representing the issued shares of capital stock described in this Item 15 included appropriate legends setting forth that the securities had not been registered and the applicable restrictions on transfer.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits.

Exhibit Number	Description of Exhibit

1.1	Form of Underwriting Agreement

3.1**	Certificate of Incorporation (currently in effect)

3.2**	Bylaws (currently in effect)

3.3**	Form of Restated Certificate of Incorporation (to be effective immediately prior to the closing of this offering)

3.4**	Form of Amended and Restated Bylaws (to be effective immediately prior to the closing of this offering)

4.1	Specimen stock certificate evidencing the shares of common stock

5.1	Opinion of Latham & Watkins LLP

10.1**	Second Amended and Restated Investors’ Rights Agreement, dated as of December 28, 2012, as amended May 22, 2013

10.2**	Second Amended and Restated Stockholders’ Agreement, dated as of December 28, 2012, as amended May 22, 2013

10.3**	Form of Indemnification Agreement for Directors and Officers

10.4**	Employment Agreement, dated September 6, 2012, by and between Steven St. Peter and Aratana Therapeutics, Inc., as amended April 26, 2013

10.5**	Employment Agreement, dated September 17, 2012, by and between Louise Mawhinney and Aratana Therapeutics, Inc., as amended April 29, 2013

10.6**	Employment Agreement, dated September 6, 2012, by and between Linda Rhodes and Aratana Therapeutics, Inc., as amended April 29, 2013

10.7**	Employment Agreement, dated December 18, 2012, by and between Julia Stephanus and Aratana Therapeutics, Inc., as amended April 29, 2013

10.8**	Employment Agreement, dated March 12, 2013, by and between Ernst Heinen and Aratana Therapeutics, Inc., as amended April 29, 2013

10.9(a)**	Aratana Therapeutics, Inc. 2010 Equity Incentive Plan

10.9(b)**	Amendment No. 1 to 2010 Equity Incentive Plan

10.9(c)**	Amendment No. 2 to 2010 Equity Incentive Plan

10.9(d)**	Form of Stock Option Grant Notice and Stock Option Agreement under 2010 Equity Incentive Plan

10.10(a)**	Aratana Therapeutics, Inc. 2013 Incentive Award Plan

10.10(b)**	Form of Stock Option Grant Notice and Stock Option Agreement under 2013 Incentive Award Plan

10.10(c)**	Form of Restricted Stock Grant Notice and Restricted Stock Agreement under 2013 Incentive Award Plan

Exhibit Number	Description of Exhibit

10.11	Non-Employee Director Compensation Program

10.12**	Lease, dated May 1, 2013, by and between MPM Heartland House, LLC and Aratana Therapeutics, Inc.

10.13**	Services Agreement, dated May 1, 2013, by and between Aratana Therapeutics, Inc. and MPM Asset Management LLC

10.14**	Administrative Services Agreement, dated February 19, 2013, by and between MPM Asset Management LLC and Aratana Therapeutics, Inc.

10.15**	Services Agreement, dated February 28, 2013, by and among Aratana Therapeutics, Inc., MPM Asset Management LLC and John W. Vander Vort

10.16**	Loan and Security Agreement, dated March 4, 2013, by and between Square 1 Bank and Aratana Therapeutics, Inc.

10.17**	Kansas Bioscience Research and Development (R&D) Voucher Program Grant Agreement, dated March 6, 2012, by and between Kansas Bioscience Authority and Aratana Therapeutics, Inc.

10.18†	Exclusive IP License Agreement for RQ-00000005, dated December 27, 2010, by and between Aratana Therapeutics, Inc. and RaQualia Pharma Inc.

10.19**	First Amendment to the Exclusive IP License Agreement for RQ-00000005, dated July 12, 2012, by and between Aratana Therapeutics, Inc. and RaQualia Pharma Inc.

10.20†	Exclusive IP License Agreement for RQ-00000007, dated December 27, 2010, by and between Aratana Therapeutics, Inc. and RaQualia Pharma Inc.

10.21**	First Amendment to the Exclusive IP License Agreement for RQ-00000007, dated July 12, 2012, by and between Aratana Therapeutics, Inc. and RaQualia Pharma Inc.

10.22†	API Development Agreement, dated July 12, 2012, by and between Aratana Therapeutics, Inc. and RaQualia Pharma Inc.

10.23**	Letter Agreement regarding RQ-00000008 Technology, dated July 12, 2012, by and between RaQualia Pharma Inc. and Aratana Therapeutics, Inc.

10.24**†	Exclusive License, Development and Commercialization Agreement, effective as of December 5, 2012, by and between Pacira Pharmaceuticals, Inc. and Aratana Therapeutics, Inc.

10.25**†	Supply Agreement, dated December 5, 2012, by and between Pacira Pharmaceuticals, Inc. and Aratana Therapeutics, Inc.

23.1**	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1**	Power of Attorney (included on signature page of the initial filing of the Registration Statement)

**	Previously filed.
†	Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

(b)	Financial Statement Schedules. Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)	In a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 5 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts, on this 6th day of June, 2013.

ARATANA THERAPEUTICS, INC.

By:	/s/ Steven St. Peter
Steven St. Peter, M.D. President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Steven St. Peter Steven St. Peter, M.D.	President, Chief Executive Officer and Director (principal executive officer)	June 6, 2013

/s/ Louise A. Mawhinney Louise A. Mawhinney	Chief Financial Officer (principal financial and accounting officer)	June 6, 2013

* Jay Lichter, Ph.D.	Chairman of the Board of Directors	June 6, 2013

* Robert “Rip” Gerber	Director	June 6, 2013

* Ronald L. Meeusen, Ph.D.	Director	June 6, 2013

* Linda Rhodes, V.M.D., Ph.D.	Director	June 6, 2013

* Craig Tooman	Director	June 6, 2013

* John Vander Vort, Esq.	Director	June 6, 2013

* By:	/s/ Steven St. Peter
Steven St. Peter, M.D. Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

1.1	Form of Underwriting Agreement

3.1**	Certificate of Incorporation (currently in effect)

3.2**	Bylaws (currently in effect)

3.3**	Form of Restated Certificate of Incorporation (to be effective immediately prior to the closing of this offering)

3.4**	Form of Amended and Restated Bylaws (to be effective immediately prior to the closing of this offering)

4.1	Specimen stock certificate evidencing the shares of common stock

5.1	Opinion of Latham & Watkins LLP

10.1**	Second Amended and Restated Investors’ Rights Agreement, dated as of December 28, 2012, as amended May 22, 2013

10.2**	Second Amended and Restated Stockholders’ Agreement, dated as of December 28, 2012, as amended May 22, 2013

10.3**	Form of Indemnification Agreement for Directors and Officers

10.4**	Employment Agreement, dated September 6, 2012, by and between Steven St. Peter and Aratana Therapeutics, Inc., as amended April 26, 2013

10.5**	Employment Agreement, dated September 17, 2012, by and between Louise Mawhinney and Aratana Therapeutics, Inc., as amended April 29, 2013

10.6**	Employment Agreement, dated September 6, 2012, by and between Linda Rhodes and Aratana Therapeutics, Inc., as amended April 29, 2013

10.7**	Employment Agreement, dated December 18, 2012, by and between Julia Stephanus and Aratana Therapeutics, Inc., as amended April 29, 2013

10.8**	Employment Agreement, dated March 12, 2013, by and between Ernst Heinen and Aratana Therapeutics, Inc., as amended April 29, 2013

10.9(a)**	Aratana Therapeutics, Inc. 2010 Equity Incentive Plan

10.9(b)**	Amendment No. 1 to 2010 Equity Incentive Plan

10.9(c)**	Amendment No. 2 to 2010 Equity Incentive Plan

10.9(d)**	Form of Stock Option Grant Notice and Stock Option Agreement under 2010 Equity Incentive Plan

10.10(a)**	Aratana Therapeutics, Inc. 2013 Incentive Award Plan

10.10(b)**	Form of Stock Option Grant Notice and Stock Option Agreement under 2013 Incentive Award Plan

10.10(c)**	Form of Restricted Stock Grant Notice and Restricted Stock Agreement under 2013 Incentive Award Plan

10.11	Non-Employee Director Compensation Program

10.12**	Lease, dated May 1, 2013, by and between MPM Heartland House, LLC and Aratana Therapeutics, Inc.

10.13**	Services Agreement, dated May 1, 2013, by and between Aratana Therapeutics, Inc. and MPM Asset Management LLC

Exhibit Number	Description of Exhibit

10.14**	Administrative Services Agreement, dated February 19, 2013, by and between MPM Asset Management LLC and Aratana Therapeutics, Inc.

10.15**	Services Agreement, dated February 28, 2013, by and among Aratana Therapeutics, Inc., MPM Asset Management LLC and John W. Vander Vort

10.16**	Loan and Security Agreement, dated March 4, 2013, by and between Square 1 Bank and Aratana Therapeutics, Inc.

10.17**	Kansas Bioscience Research and Development (R&D) Voucher Program Grant Agreement, dated March 6, 2012, by and between Kansas Bioscience Authority and Aratana Therapeutics, Inc.

10.18†	Exclusive IP License Agreement for RQ-00000005, dated December 27, 2010, by and between Aratana Therapeutics, Inc. and RaQualia Pharma Inc.

10.19**	First Amendment to the Exclusive IP License Agreement for RQ-00000005, dated July 12, 2012, by and between Aratana Therapeutics, Inc. and RaQualia Pharma Inc.

10.20†	Exclusive IP License Agreement for RQ-00000007, dated December 27, 2010, by and between Aratana Therapeutics, Inc. and RaQualia Pharma Inc.

10.21**	First Amendment to the Exclusive IP License Agreement for RQ-00000007, dated July 12, 2012, by and between Aratana Therapeutics, Inc. and RaQualia Pharma Inc.

10.22†	API Development Agreement, dated July 12, 2012, by and between Aratana Therapeutics, Inc. and RaQualia Pharma Inc.

10.23**	Letter Agreement regarding RQ-00000008 Technology, dated July 12, 2012, by and between RaQualia Pharma Inc. and Aratana Therapeutics, Inc.

10.24**†	Exclusive License, Development and Commercialization Agreement, effective as of December 5, 2012, by and between Pacira Pharmaceuticals, Inc. and Aratana Therapeutics, Inc.

10.25**†	Supply Agreement, dated December 5, 2012, by and between Pacira Pharmaceuticals, Inc. and Aratana Therapeutics, Inc.

23.1**	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1**	Power of Attorney (included on signature page of the initial filing of the Registration Statement)

**	Previously filed.
†	Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.